UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 28, 2013 (January 22, 2013)

VANGUARD HEALTH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35204	62-1698183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee		37215
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code        (615) 665-6000

          Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
______________________________

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)On January 22, 2013, the Compensation Committee of the Board of Directors of Vanguard Health Systems, Inc. (the “Company”) adopted an amendment to the Vanguard Health Systems, Inc. Annual Incentive Plan (the “AIP”) and certain amendments to the cash bonus plan adopted pursuant to the AIP for the Company's fiscal year ending June 30, 2013 (the “2013 Incentive Plan”). The amendments to the AIP and the 2013 Incentive Plan affect all participants in the 2013 Incentive Plan, including the Company's named executive officers.

The Compensation Committee amended the AIP to ensure that the cash bonus awards payable with respect to the 2013 Incentive Plan are deductible by the Company for federal income tax purposes during the Company's 2013 fiscal year. The amendment to the AIP provides that, with respect to the 2013 Incentive Plan, the Compensation Committee shall have no discretion after the end of the Company's 2013 fiscal year to adjust, amend or eliminate any performance criteria or performance goals under the 2013 Incentive Plan (except for any mandatory adjustments required under the terms of the 2013 Incentive Plan or pursuant to Compensation Committee action taken prior to the end of fiscal 2013) or to reduce the aggregate amount of cash awards that would be payable for fiscal 2013.

The 2013 Incentive Plan initially provided that the cash awards earned by the Company's executive officers for fiscal year 2013 will be paid in September 2013, except that the amounts earned in excess of 100% of the target awards will be paid as follows: 1/3 in September 2013, 1/3 in September 2014 and 1/3 in September 2015. In order to ensure that all cash bonus awards payable with respect to the 2013 Incentive Plan are deductible by the Company for federal income tax purposes during the Company's 2013 fiscal year, the Compensation Committee amended the 2013 Incentive Plan to eliminate the deferral of payments and provide that the entire cash award earned by the participants shall be payable in September 2013. Further, the Compensation Committee amended the 2013 Incentive Plan to provide that employees who, after the end of the 2013 fiscal year but prior to the payment of the cash award, are terminated for cause or voluntarily resign shall not be eligible to receive any cash award with respect to the Company's 2013 fiscal year. Finally, the Compensation Committee approved a technical amendment to the 2013 Incentive Plan to adjust the consolidated free cash flow performance goal to correct the classification of certain capital expenditures. Certain capital expenditures had been originally classified as special construction projects excluded from the computation of the free cash flow goal when they should have been classified as routine capital expenditures that should have been included in the computation of the free cash flow goal. The inclusion of these capital expenditures in determining the free cash flow performance goal had the effect of reducing the free cash flow performance goal for all participants.

In addition, the Compensation Committee adjusted the payment schedule for the cash awards pursuant to the cash bonus plan adopted by the Compensation Committee for the Company's 2012 fiscal year (the “2012 Incentive Plan”). The 2012 Incentive Plan had provided for the deferral of the portion of the cash award exceeding 100% of the target awards similar to as initially provided in the 2013 Incentive Plan as described above. In order to ensure the deductibility of the remaining payments under the 2012 Incentive Plan, the Compensation Committee adjusted the deferred payments such that all remaining payments under the 2012 Incentive Plan will be paid to participants in September 2013 at the same time as the awards are paid pursuant to the 2013 Incentive Plan.

Except for the amendments described in this Form 8-K, all other terms of the AIP and 2013 Incentive Plan remain in full force and effect as established by the Company's Board of Directors or Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 28, 2013	VANGUARD HEALTH SYSTEMS, INC. (Registrant)

By: /s/ James H. Spalding
James H. Spalding
Executive Vice President, General Counsel & Secretary